Exhibit 12
                              BellSouth Corporation
                    Computation Of Earnings To Fixed Charges
                              (Dollars In Millions)


                                                             For the Nine Months
                                                             Ended September 30,
 Earnings
                                                              2003        2004
 Income from continuing operations before
   provision for income taxes, minority
   interest, discontinued operations, and
   cumulative effect of accounting change                   $4,139      $4,545

 Equity in (earnings) losses of
   unconsolidated affiliates                                  (427)       (328)

 Fixed Charges                                                 812         728

 Distributed income of equity affiliates                         4          --

 Interest capitalized                                           (6)         (4)

                                                           ---------   ---------
    Income, as adjusted                                     $4,522      $4,941
                                                           ---------   ---------


 Fixed Charges

 Interest expense                                            $ 725       $ 646

 Interest capitalized                                            6           4

 Portion of rental expense representative
   of interest factor                                           81          78

                                                            --------   ---------
    Fixed Charges                                            $ 812       $ 728
                                                            --------   ---------



                                                            --------   ---------
 Ratio of Earnings to Fixed Charges                           5.57        6.79
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